SECOND AMENDMENT

TO

EXCLUSIVE LICENSE AGREEMENT

THIS SECOND AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT ("Second Amendment") is made and entered into as of the date of the last signature below by and between Norwell, Inc., a corporation organized under the laws of the State of Delaware and having its principal offices at 415 Jackson Hill, Houston, Texas ("Licensee") and The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., a tax-exempt corporation organized under the laws of the State of Maryland and having its principal offices at 1401 Rockville Pike, Suite 600, Rockville, Maryland ("Foundation"). Licensee and Foundation are sometimes referred to herein individually as a "Party" or collectively as the "Parties".

WHEREAS, the Parties entered into an Exclusive License Agreement with an effective date of April 24, 2009 (the "Original Agreement");

WHEREAS, the Parties amended certain terms and condition of the Original Agreement by virtue of the First Amendment to Exclusive License Agreement, effective February 17, 2010 (the "First Amendment") (the Original Agreement as amended by the First Amendment hereinafter referred to as the "Agreement");

WHEREAS, the Parties desire to amend certain terms and conditions of the Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Second Amendment, and other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Section 3.4 of the Agreement shall be deleted in its entirety and replaced with the following:

   3.4 Licensee shall pay to the Foundation the non-refundable license maintenance royalties listed below. Such maintenance royalty payments may be credited against running royalties due (pursuant to Section 3.3) for that same calendar year only, and Royalty Reports (pursuant to Section 5.3) shall reflect such a credit. Such payments shall not be credited against any milestone payments nor against royalties due for any other calendar year.

<u>Patent 1</u>:	
January 1, 2010	$12,500.00
July 1, 2011	$37,500.00
January 1 of each year thereafter until the filing of a NDA for a Licensed Product or Licensed Process Utilizing Patent 1	$25,000.00

Patent 2:	
January 1, 2010	$12,500.00
July 1, 2011	$37,500.00
January 1 of each year thereafter until the filing of a NDA for a Licensed Product or Licensed Process Utilizing Patent 2	$25,000.00

2. Section 3.6 of the Agreement shall be deleted in its entirety and replaced with the following:

3.6 Licensee agrees to pay Foundation Three Million Dollars ($3,000,000.00) in support of the GP2 breast cancer vaccine Phase II clinical trial (hereinafter "Clinical Trial Financial Support"). Licensee acknowledges that the GP2 breast cancer vaccine Phase II clinical trial has already commenced and that the Parties intend Licensee's Clinical Trial Financial Support to cover past, ongoing, and future expenses associated with the GP2 breast cancer vaccine Phase II clinical trial. Prior to 5:00pm (EDT) on February 9, 2010, Licensee shall pay Foundation Three Hundred Thousand Dollars ($300,000.00) towards its Clinical Trial Financial Support obligation. Beginning no later than July 1, 2010 and continuing on a quarterly basis thereafter, Licensee shall pay Foundation additional amounts towards Licensee's Clinical Trial Financial Support obligation in accordance with the following schedule:

July 1, 2010	$150,000.00
October 1, 2010	$150,000.00
January 1, 2011	$200,000.00
April 1, 2011	$200,000.00
July 1, 2011	$350,000.00
October 1, 2011	$350,000.00
January 1, 2012	$325,000.00
April 1, 2012	$325,000.00
July 1, 2012	$325,000.00
October 1, 2012	$325,000.00

In the event the GP2 breast cancer vaccine Phase II clinical trial is terminated prior to completion of the trial, Licensee's Clinical Trial Financial Support obligation will be adjusted proportionally to correspond to the reduced number of patients enrolled.

3. Section 7.2 of the Agreement shall be deleted in its entirety and replaced with the following:

7.2 Licensee shall reimburse the Foundation for all reasonable expenses the Foundation has incurred or will incur for the preparation, filing, prosecution, and maintenance of Patent Rights associated with Patent 1 ("Patent 1 Patent Expenses").

(a) Licensee shall reimburse Foundation for all Patent 1 Patent Expenses billed to Foundation prior to May 1, 2011 no later than July 1, 2011. On or about May 31, 2011, Foundation shall provide Licensee with an invoice that describes the

outstanding Patent 1 Patent Expenses billed to Foundation prior to May 1, 2011. Licensee shall pay the invoice in full no later than July 1, 2011.

(b) Notwithstanding the reimbursement schedule in Section 7.2(a), upon Licensee raising Five Million Dollars ($5,000,000.00) or more in funding (whether by debt, equity, or grant), Licensee shall reimburse Foundation for all outstanding Patent 1 Patent Expenses the Foundation has incurred.

(c) Upon the first reimbursement of Patent 1 Patent Expenses based on 7.2(a) or 7.2(b), Licensee shall thereafter reimburse Foundation for all Patent 1 Patent Expenses on a continuing basis within thirty (30) days after Licensee's receipt of invoices from the Foundation. Late Payment of these invoices shall be subject to interest charges of one and one-half percent (1 ½%) per month.

4. Section 7.3 of the Agreement shall be deleted in its entirety and replaced with the following:

7.3 Licensee shall reimburse the Foundation for fifty percent (50%) of all reasonable expenses the Foundation has incurred or will incur for the preparation, filing, prosecution, and maintenance of Patent Rights associated with Patent 2 ("Patent 2 Patent Expenses").

(a) Licensee shall reimburse Foundation for all Patent 2 Patent Expenses billed to Foundation prior to May 1, 2011 no later than July 1, 2011. On or about May 31, 2011, Foundation shall provide Licensee with an invoice that describes the outstanding Patent 2 Patent Expenses billed to Foundation prior to May 1, 2011. Licensee shall pay the invoice in full no later than July 1, 2011.

(b) Notwithstanding the reimbursement schedule in Section 7.3(a), upon Licensee raising Five Million Dollars ($5,000,000.00) or more in funding (whether by debt, equity, or grant), Licensee shall reimburse Foundation for all outstanding Patent 2 Patent Expenses the Foundation has incurred.

(c) Upon the first reimbursement of Patent 2 Patent Expenses based on 7.3(a) or 7.3(b), Licensee shall thereafter reimburse Foundation for all Patent 2 Patent Expenses on a continuing basis within thirty (30) days after Licensee's receipt of invoices from the Foundation. Late Payment of these invoices shall be subject to interest charges of one and one-half percent (1 ½%) per month.

5. The payment of Delay Fees as provided for in Section 17 of the First Amendment is amended as follows:

In consideration for the Foundation agreeing to delay its recovery of Licensee's Clinical Trial Financial Support and reimbursement by Licensee of Patent 1 and Patent 2 Patent Expenses, Licensee agrees to pay Foundation Sixty Thousand Dollars ($60,000.00) ("Delay Fees"), which shall be made in six installments of Ten Thousand Dollars ($10,000.00) each by the following dates: July 1, 2011, October 1, 2011, January 1, 2012, April 1, 2012, July 1, 2012, and October 1, 2012.

6. The Parties acknowledge and agree that, except as set forth in this Second Amendment, the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Second Amendment to be executed by their respective duly authorized representatives.

The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc.

Name: John W. Lowe
Title: President & CEO
Date: 9/24/10

Norwell, Inc.

Name: Snehal S. Patel
Title: Chief Financial Officer
Date: 9/24/10